Exhibit 5.1

                             [JONES DAY LETTERHEAD]



                                November 17, 2006


Sprint Nextel Corporation
2001 Edmund Halley Drive
Reston, Virginia  20191

          Re: Issuance of $2,000,000,000 Senior Notes due 2016 of Sprint Nextel Corporation

Ladies and Gentlemen:

     We have acted as counsel for Sprint Nextel Corporation, a Kansas corporation (the "Company"), in connection with the offering by the Company of $2,000,000,000 aggregate principal amount of the Company's 6.0% Senior Notes due 2016 (the "Debt Securities"), as contemplated by the Company's Registration Statement on Form S-3, as amended (Reg. No. 333-138548) (the "Registration Statement"). The Debt Securities will be issued under an indenture (the "Indenture") to be entered into by and between the Company and The Bank of New York Trust Company, N.A., as trustee (the "Trustee").

     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Debt Securities, when executed by the Company and authenticated by the Trustee in accordance with the Indenture, issued and sold in accordance with the Registration Statement and delivered to the purchaser or purchasers thereof against receipt by the Company of such lawful consideration therefor as the Company's Board of Directors (or a duly authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

     We have assumed that (i) the Indenture will be a valid and binding obligation of the Trustee and (ii) the Indenture will be duly executed and delivered by the Company and the Trustee.

     The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors' rights generally, and by general equitable principles, whether such principles are considered in a proceeding at law or at equity.

     The opinion expressed herein is limited to the federal securities laws of the United States of America and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other jurisdiction.

Sprint Nextel Corporation
November 17, 2006
Page 2


     In rendering our opinion expressed herein, we have relied solely upon the opinion of Polsinelli Shalton Welte Suelthaus P.C., a copy of which has been filed as Exhibit 5.2 to the Current Report on Form 8-K dated the date hereof, with respect to matters governed by the laws of Kansas.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof relating to the Registration Statement and to the reference to Jones Day under the caption "Certain Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.





                                Very truly yours,

                                /s/ Jones Day